In re Farmland Industries, Inc	Case No. 02-50557

MONTHLY OPERATING REPORT SUMMARY
FOR THE MONTH OF MARCH, 2004

REVENUE
Gross Income		$ 4,706,702.82
Less Cost of Goods Sold		$ 7,223,697.49
Materials	$ 7,223,697.49
Direct Labor
Overhead (Freight and Other)	$ -
Gross Profit		$ (2,516,994.67)

OPERATING EXPENSES
Owner/Officer-Draws/Salaries	$ -
Other Employee Salaries	$ 2,398,982.85
Advertising and Marketing	$ -
Insurance	($112,178.27)
Payroll Taxes	$186,335.50
Lease and Rent	$189,647.29
Telephone and Utlities	$217,986.08
Attorney and other Professional Fees (see footnote #2)	($1,788,902.20)
UST Quarterly Fees	$250.00
Other Expenses (includes other income) (see footnote #3)	($11,106,737.40)
Total Operating Expenses		$ (10,014,616.15)
Net Income (Loss)		$ 7,497,621.48

CURRENT ASSETS
Accounts Receivable at end of month (Does not include Intercompany)		$ 976,028.67
Increase (Decrease) in AR for month		$ (39,329,537.94)
Inventory at end of month		$ -
Increase (Decrease) in Inventory for month		$ (66,544,974.93)
Cash at end of the month		$ 501,632,601.04
Increase (Decrease) in Cash for month		$ 119,830,781.44

LIABILITIES
Increase (Decrease) in pre-petition debt (see footnote #4)		$ (25,651,658.40)
Increase (Decrease) in post-petition debt		$ (5,941,034.01)
Taxes Payable:
Federal Payroll Taxes	$ -
State Payroll Taxes	$ -
Local Payroll Taxes	$ -
State Sales Taxes	$ (273,212.09)
Real Estate and Personal	$ (365,480.71)
Property Taxes (Real Property)	$ (204,598.62)
Other (see footnote 1)	$ (138,305.43)
Total Taxes Payable		$ (981,596.85)

Footnote 1
PRE-Fed MTR FUEL TAX-IC & SUBS (248001)	$ (5,663.77)
USE TAX PAYABLE-AUTOMATIC FROM TAX PACK	$ (1,988.13)
USE TAX PAYABLE-MANUAL ENTRIES	$ (135,413.29)
FED MTR FUEL TAX-EST LIAB	$ 4,759.76
$ (138,305.43)
Footnote 2
Adjustment of prior months over accrual
Foodnote 3
Mostly gain on Coffeyville sale
Footnote 4
Contract cures and liability assumptions as a result of Coffeyville sale